EXHIBIT 97.1

EURO TECH HOLDINGS COMPANY LIMITED

INCENTIVE COMPENSATION CLAWBACK POLICY

The Board of Directors (the “Board”) of Euro Tech Holdings Company Limited (the “Company”) has adopted this Incentive Compensation Clawback Policy (the “Policy”), which requires the recoupment of certain incentive-based compensation in accordance with the terms herein and is intended to comply with Rule 10D-1 under the Exchange Act, and Nasdaq Listing Rule 5608, as each may be amended from time to time (together, the “applicable listing standards”). This Policy shall be deemed effective as of the Effective Date.

1.	Definitions

For purposes of this Policy, the following definitions shall apply:

a)

“Committee” means the committee of the Board responsible for executive compensation decisions, which shall be composed entirely of independent directors, or, if no such committee exists, a majority of the independent directors then serving on the Board, or, if no such majority exists, the Board as a whole.

b)	“Company Group” means the Company and each of its subsidiaries or consolidated affiliated entities, as applicable.

c)	“Compliance Officer” has the meaning given to that term in the Company’s Insider Trading Policy, as amended from time to time.

d)

“Covered Compensation” means any Incentive-Based Compensation granted, vested or paid to a person who served as an Executive Officer at any time during the performance period for the Incentive-Based Compensation and that was Received (i) on or after the Effective Date, (ii) after the person became an Executive Officer, and (iii) at a time that the Company had a class of securities listed on a national securities exchange or a national securities association such as Nasdaq.

e)	“Effective Date” means October 2, 2023, being the date on which the applicable listing standards became effective.

f)

“Erroneously Awarded Compensation” means the amount of Covered Compensation granted, vested or paid to a person during the fiscal period when the applicable Financial Reporting Measure relating to such Covered Compensation was attained that exceeds the amount of Covered Compensation that otherwise would have been granted, vested or paid to the person had such amount been determined based on the applicable Restatement, computed without regard to any taxes paid (i.e., on a pre-tax basis). For Covered Compensation based on stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in a Restatement, the Committee will determine the amount of such Covered Compensation that constitutes Erroneously Awarded Compensation, if any, based on a reasonable estimate of the effect of the Restatement on the stock price or total shareholder return upon which the Covered Compensation was granted, vested or paid and the Committee shall maintain documentation of such determination and provide such documentation to Nasdaq.

g)	“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

h)

“Executive Officer” means the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person (whether or not an officer of employee of the Company) who performs similar policy-making functions for the Company. Executive officers of the Company’s parent(s) or subsidiaries are deemed executive officers of the Company if they perform such policy making functions for the Company. “Policy-making function” does not include policy-making functions that are not significant. Both current and former Executive Officers are subject to the Policy in accordance with its terms.

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i)

“Financial Reporting Measure” means (i) any measure that is determined and presented in accordance with U.S. GAAP, the accounting principles used in preparing the Company's financial statements, and any measures derived wholly or in part from such measures, including non-U.S. GAAP financial measures, (ii) stock price, or (iii) total shareholder return. Financial Reporting Measures need not be presented within the Company's financial statements or included in a filing with the SEC.

j)	“Home Country” means the Company’s jurisdiction of incorporation, i.e., the British Virgin Islands.

k)	“Incentive-Based Compensation” means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure.

l)

“Lookback Period” means the three completed fiscal years (plus any transition period of less than nine months that is within or immediately following the three completed fiscal years and that results from a change in the Company’s fiscal year) immediately preceding the date on which the Company is required to prepare a Restatement for a given reporting period, with such date being the earlier of: (i) the date the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare a Restatement, or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare a Restatement. A transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year that comprises a period of nine to 12 months would be deemed a completed fiscal year. Recovery of any Erroneously Awarded Compensation under the Policy is not dependent on if or when the restated financial statements are filed.

m)	“Nasdaq” means the Nasdaq Stock Market.

n)

“Received”: Incentive-Based Compensation is deemed “Received” in the Company’s fiscal period during which the Financial Reporting Measure specified in or otherwise relating to the Incentive-Based Compensation award is attained, even if the grant, vesting or payment of the Incentive-Based Compensation occurs after the end of that period.

o)

“Restatement” means a required accounting restatement of any Company financial statement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including (i) to correct an error in previously issued financial statements that is material to the previously issued financial statements (commonly referred to as a “Big R” restatement) or (ii) to correct an error in previously issued financial statements that is not material to the previously issued financial statements but that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (commonly referred to as a “little r” restatement). Changes to the Company’s financial statements that do not represent error corrections under the then-current relevant accounting standards will not constitute Restatements. Recovery of any Erroneously Awarded Compensation under the Policy is not dependent on fraud or misconduct by any person in connection with the Restatement.

p)	“SEC” means the U.S. Securities and Exchange Commission.

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2.	Recovery of Erroneously Awarded Compensation

In the event of a Restatement, any Erroneously Awarded Compensation Received during the Lookback Period prior to the Restatement (a) that is then-outstanding but has not yet been paid shall be automatically and immediately forfeited and (b) that has been paid to any person shall be subject to reasonably prompt repayment to the Company Group in accordance with Section 3 of this Policy. The Committee must pursue (and shall not have the discretion to waive) the forfeiture and/or repayment of such Erroneously Awarded Compensation in accordance with Section 3 of this Policy, except as provided below.

Notwithstanding the foregoing, the Committee (or, if the Committee is not a committee of the Board responsible for the Company’s executive compensation decisions and composed entirely of independent directors, a majority of the independent directors serving on the Board) may determine not to pursue the forfeiture and/or recovery of Erroneously Awarded Compensation from any person if the Committee determines that such forfeiture and/or recovery would be impracticable due to any of the following circumstances: (i) the direct expense paid to a third party (for example, reasonable legal expenses and consulting fees) to assist in enforcing the Policy would exceed the amount to be recovered, including the costs that could be incurred if pursuing such recovery would violate local laws other than the Company’s Home Country laws (following reasonable attempts by the Company Group to recover such Erroneously Awarded Compensation, the documentation of such attempts, and the provision of such documentation to Nasdaq), (ii) pursuing such recovery would violate the Company’s Home Country laws adopted prior to November 28, 2022 (provided that the Company obtains an opinion of Home Country counsel acceptable to Nasdaq that recovery would result in such a violation and provides such opinion to Nasdaq), or (iii) recovery would likely cause any otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company Group, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

3.	Means of Repayment

In the event that the Committee determines that any person shall repay any Erroneously Awarded Compensation, the Committee shall provide written notice to such person by email or certified mail to the physical address on file with the Company Group for such person, and the person shall satisfy such repayment in a manner and on such terms as required by the Committee, and the Company Group shall be entitled to set off the repayment amount against any amount owed to the person by the Company Group, to require the forfeiture of any award granted by the Company Group to the person, or to take any and all necessary actions to reasonably promptly recover the repayment amount from the person, in each case, to the fullest extent permitted under applicable law, including without limitation, Section 409A of the U.S. Internal Revenue Code and the regulations and guidance thereunder. If the Committee does not specify a repayment timing in the written notice described above, the applicable person shall be required to repay the Erroneously Awarded Compensation to the Company Group by wire, cash, cashier’s check or other means as agreed by the Committee no later than thirty (30) days after receipt of such notice.

To the extent that any recovery of Erroneously Awarded Compensation results in a change in the beneficial ownership of Company securities by a director or officer subject to the reporting obligations of Section 16(a) of the Exchange Act, the relevant person shall promptly notify the Compliance Officer, who shall coordinate the timely filing of any required report under Section 16(a).

4.	No Indemnification

No person shall be indemnified, insured or reimbursed by the Company Group in respect of any loss of compensation by such person in accordance with this Policy, nor shall any person receive any advancement of expenses for disputes related to any loss of compensation by such person in accordance with this Policy, and no person shall be paid or reimbursed by the Company Group for any premiums paid by such person for any third-party insurance policy covering potential recovery obligations under this Policy. For this purpose, “indemnification” includes any modification to current compensation arrangements or other means that would amount to de facto indemnification (for example, providing the person a new cash award which would be cancelled to effect the recovery of any Erroneously Awarded Compensation). In no event shall the Company Group be required to award any person an additional payment if any Restatement would result in a higher incentive compensation payment.

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5.	Miscellaneous

This Policy generally will be administered and interpreted by the Committee, provided that the Board may, from time to time, exercise discretion to administer and interpret this Policy, in which case, all references herein to “Committee” shall be deemed to refer to the Board. Any determination by the Committee with respect to this Policy shall be final, conclusive and binding on all interested parties. Any discretionary determinations of the Committee under this Policy, if any, need not be uniform with respect to all persons, and may be made selectively amongst persons, whether or not such persons are similarly situated.

This Policy is intended to satisfy the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, as it may be amended from time to time, and any related rules or regulations promulgated by the SEC or Nasdaq, including any additional or new requirements that become effective after the Effective Date which upon effectiveness shall be deemed to automatically amend this Policy to the extent necessary to comply with such additional or new requirements.

The provisions in this Policy are intended to be applied to the fullest extent of the law. To the extent that any provision of this Policy is found to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to applicable law. The invalidity or unenforceability of any provision of this Policy shall not affect the validity or enforceability of any other provision of this Policy. Recovery of Erroneously Awarded Compensation under this Policy is not dependent upon the Company Group satisfying any conditions in this Policy, including any requirements to provide applicable documentation to Nasdaq.

The rights of the Company Group under this Policy to seek forfeiture or reimbursement are in addition to, and not in lieu of, any rights of recovery, or remedies or rights other than recovery, that may be available to the Company Group pursuant to the terms of any law, government regulation or stock exchange listing requirement or any other policy, code of conduct, employee handbook, employment agreement, equity award agreement, or other plan or agreement of the Company Group.

The Company shall file this Policy as an exhibit to its Annual Report on Form 20-F in accordance with the requirements of the applicable listing standards and the rules of the SEC. The Company shall disclose in its Annual Report on Form 20-F any actions taken pursuant to this Policy during the relevant fiscal year, including any determination by the Committee that recovery of Erroneously Awarded Compensation would be impracticable, to the extent required by applicable SEC rules and listing standards.

6.	Amendment and Termination

To the extent permitted by, and in a manner consistent with applicable law, including SEC and Nasdaq rules, the Committee may terminate, suspend or amend this Policy at any time in its discretion.

7.	Successors

This Policy shall be binding and enforceable against all persons and their respective beneficiaries, heirs, executors, administrators or other legal representatives with respect to any Covered Compensation granted, vested or paid to or administered by such persons or entities.

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EURO TECH HOLDINGS COMPANY LIMITED

INCENTIVE COMPENSATION CLAWBACK POLICY

ACKNOWLEDGMENT, CONSENT AND AGREEMENT

I acknowledge that I have received and reviewed a copy of the Euro Tech Holdings Company Limited Clawback Policy (as may be amended from time to time, the “Policy”) and I have been given an opportunity to ask questions about the Policy and review it with my counsel. I knowingly, voluntarily and irrevocably consent to and agree to be bound by and subject to the Policy’s terms and conditions, including that I will return any Erroneously Awarded Compensation that is required to be repaid in accordance with the Policy. I further acknowledge, understand and agree that (i) the compensation that I receive, have received or may become entitled to receive from the Company Group is subject to the Policy, and the Policy may affect such compensation and (ii) I have no right to indemnification, insurance payments or other reimbursement by or from the Company Group for any compensation that is subject to recovery and / or forfeiture under the Policy. Capitalized terms used but not defined herein have the meanings set forth in the Policy.

Signed:

Print Name:

Date:

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